Exhibit 99.1

Merge Healthcare Announces Hiring of New Chief Financial Officer

          MILWAUKEE, Jan. 9 /PRNewswire-FirstCall/ -- Merge Technologies Incorporated, d.b.a. Merge Healthcare (Nasdaq: MRGE; TSX: MRG), today announced that Steven R. Norton has joined the Company as Chief Financial Officer (CFO), reporting directly to Kenneth D. Rardin, President and CEO of Merge Healthcare, effective January 8, 2007. Norton will lead all financial areas of the Company, as well as human resources, legal and investor relations.

          “We are thrilled to have an executive with Steve’s experience and skill set joining Merge Healthcare’s senior team,” said Ken Rardin, President and CEO of Merge Healthcare. “We are at a very exciting time in the company’s history and Steve’s prior experience in driving operational efficiencies will prove invaluable.  Further, as Merge Healthcare expands its sales and global delivery model throughout Europe and Asia, we expect to leverage Steve’s prior international experiences.”

          Previously, Norton was Senior Vice President and Chief Financial Officer at Manhattan Associates (Nasdaq: MANH), a $300 million leader in supply chain management software and systems, with offices in the United States, Europe, Asia (including a development center with over 500 employees in Bangalore India), and Australia. While at Manhattan, he was responsible for all financial areas, information technology, and investor relations. Prior to that, he spent over five years as an Executive Vice President and Chief Financial Officer with Concurrent Computer Corporation, where his responsibilities included finance, human resources, information technology, investor relations, and manufacturing operations.  Additionally, Norton has held senior management positions at LHS Group, Ernst & Young, and KPMG. He received his Bachelor of Arts degree from Michigan State University in 1983.

          “Ken and his team at Merge Healthcare have established a strong foundation to position the business for future growth. I am especially pleased to be joining Merge Healthcare at this stage of the Company’s life cycle, allowing me the opportunity to help transform the company and contribute to the growth of the Company as a world-class medical imaging software solutions provider,” added Norton.

          Merge Healthcare is a market leader in the development and delivery of medical imaging and information management software and services. Our innovative software solutions use leading-edge imaging software technologies that accelerate market delivery for our OEM customers, while our end-user solutions improve our customers’ productivity and enhance the quality of patient care they provide. For additional information, visit our website at http://www.merge.com.

SOURCE  Merge Healthcare
          -0-                                        01/09/2007
          /CONTACT:  Beth Frost-Johnson, Sr. VP of Marketing, +1-414-977-4254, bfrost@merge.com , or Kenneth D. Rardin, President and CEO, +1-414-977-4000, both of Merge Healthcare/